Exhibit 99.3

Offer To Exchange
Depositary Units
of
EASTERN AMERICAN NATURAL GAS TRUST
a Delaware statutory trust
for
up to 4,120,059 Common Units
of
ECA MARCELLUS TRUST I
Pursuant to the Offer to Exchange dated                    , 2013
by
ENERGY CORPORATION OF AMERICA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, AT THE END OF THE DAY ON                    , 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

                    , 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Energy Corporation of America, a West Virginia corporation (which we refer to as "ECA"), to act as Information Agent in connection with ECA's offer to exchange depositary trust units (which we refer to as "NGT Depositary Units"), of Eastern American Natural Gas Trust, a Delaware statutory trust (which we refer to as "NGT"), in exchange for up to 4,120,059 common units of ECA Marcellus Trust I, a Delaware statutory trust (which we refer to as "ECT"), that ECA owns upon the terms and subject to the conditions set forth in the Offer to Exchange, dated                     , 2013 (as it may be amended or supplemented from time to time, the "Offer to Exchange"), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and which, together with the Offer to Exchange, constitutes the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold NGT Depositary Units registered in your name or in the name of your nominee.

        Certain conditions to the Offer are described in the section captioned "The Offer—Conditions of the Offer" in the Offer to Exchange.

        In compliance with the depositary agreement governing the NGT Depositary Units, a tender of NGT Depositary Units for exchange may be made only in denominations of 50 or an integral multiple thereof.

        For your information and for forwarding to your clients for whom you hold NGT Depositary Units registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Exchange;

          2.     The Letter of Transmittal for your use in accepting the Offer and tendering NGT Depositary Units and for the information of your clients, together with the included Internal Revenue Service Form W-9;

          3.     A Notice of Guaranteed Delivery to be used to accept the Offer if the NGT Depositary Units and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (which we refer to as the "Depositary") by the expiration date of the Offer;

          4.     A form of letter which may be sent to your clients for whose accounts you hold NGT Depositary Units registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5.     A return envelope addressed to the Depositary for your use only.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, AT THE END OF THE DAY ON                    , 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        For NGT Depositary Units to be properly tendered pursuant to the Offer, (a) the unit certificates, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Exchange and the Letter of Transmittal.

        Other than fees paid to broker/ dealers that ECA has engaged solely for the purposes of complying with state "blue sky" laws, ECA will not pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and Information Agent as described in the Offer to Exchange) in connection with the solicitation of tenders of NGT Depositary Units pursuant to the Offer. ECA will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials related to the Offer to their customers. ECA will pay all unit transfer taxes applicable to its exchange of NGT Depositary Units pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,
D.F. King & Co.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF ECA, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 697-6975

Email: info@dfking.com